January 9, 2008

Dr. Robin L. Smith
930 Fifth Avenue
Suite 8H
New York, NY 10021

Dear Robin:

This letter is being written to serve as an amendment to the employment agreement by and between you and NeoStem, Inc. (the “Company”) dated as of May 26, 2006 pursuant to which you serve as the Company’s Chairman of the Board and Chief Executive Officer and amendments dated each of January 26, 2007 and September 27, 2007. Except as set forth herein, your employment agreement shall remain unchanged. Initially capitalized terms used herein but not defined herein shall have the meaning set forth in the employment agreement.

1. Base Salary.
Pursuant to your employment agreement, since October 1, 2007, you have been receiving a Base Salary equal to $275,000. In response to the Company's efforts to conserve cash, you have agreed to accept $50,000 of your 2008 salary in shares of the Company's Common Stock valued at the closing price of the Common Stock on December 19, 2007, net of shares in payment of applicable withholding taxes valued at the closing price of the Common Stock on the date of issuance. Accordingly, on December 19, 2007, by resolution approved by the Compensation Committee you were issued on December 19, 2007 under the Company’s 2003 Equity Purchase Plan 16,574 shares of Common Stock.

Except as provided in this letter agreement, the terms of the employment agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.
By: /s/ Richard Berman
Name: Richard Berman
Title: Chair, Compensation Committee

Accepted and Agreed:

/s/ Robin Smith
Robin Smith